
                                                                            ----------------------------
---------------                                                                     OMB APPROVAL
    FORM 5                                                                  ----------------------------
---------------                                                             OMB Number:       3235-0362
[ ] Check this box if no longer subject to                                  ----------------------------
    Section 16. Form 4 or Form 5 obli-                                      Expires:
    gations may continue. See Instruc-                                      Estimated average burden
    tion 1(b).                                                              hours per response ......1.0
[X] Form 3 Holdings Reported                                                ----------------------------
|X| Form 4 Transactions Reported


                                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                 WASHINGTON, D.C. 20549

                                   ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                   Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940



--------------------------------------------------------------------- -----------------------------------------------------
1. Name and Address of Reporting Person                                2.  Issuer Name and Ticker or Trading Symbol


         Ross, Jr.         Wilbur                     L.                   News Communications, Inc. (NCOM)
--------------------------------------------------------------------- -------------------------------------------------------
         (Last)            (First)                   (Middle)          3.  IRS or Social Security  4.  Statement for
                                                                           Number of Reporting         Month/Year
                                                                           Person (Voluntary)
                                                                                                       December 31, 2000
         101 East 52nd Street, 19th Floor

---------------------------------------------------------------------                             ---------------------------
                              (Street)                                                             5.  If Amendment, Date of
                                                                                                       Original
       New York      New York                     10022                                                (Month/Year)
-----------------------------------------------------------------------------------------------------------------------------
(City)             (State)                         (Zip)


-------------------------------------------------------------
6.  Relationship of Reporting Person to Issuer


(Check all applicable)
       X     Director                        10% Owner
    --------                         -------
             Officer (give                   Other (specify
    --------         title below)    -------       below)




-------------------------------------------------------------
7.  Individual or Joint/Group Reporting
            (check applicable line)
  X   Form Filed by One Reporting Person
-----
      Form Filed by More than One Reporting Person
-----
-------------------------------------------------------------


-------------------------------------------------------------------------------------------------
  TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-------------------------------------------------------------------------------------------------
1.  Title of Security                                                 2. Trans-    3. Trans-
                                                                         action       action
                                                                         Date         Code
      (Instr. 3)                                                                      (Instr. 8)
                                                                        (Month/
                                                                        Day/
                                                                        Year)



-------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------


------------------------------------- ------------------ ----------- -----------------
 4. Securities Acquired (A) or        5. Amount of         6. Owner-    7. Nature of
    Disposed of (D)                      Securities Bene-     ship         Indirect
    (Instr. 3, 4 and 5)                  ficially Owned       Form:        Beneficial
                                         at End of            Direct       Ownership
                                         Issuer's             (D) or       (Instr. 4)
                                         Fiscal Year          Indirect
                                         (Instr. 3 and 4)     (I)
                                                              (Instr.4)

-------------------------------------
 Amount       (A) or         Price
              (D)
------------ ----------- ------------ ------------------ ----------- -----------------

------------ ----------- ------------ ------------------ ----------- -----------------

------------ ----------- ------------ ------------------ ----------- -----------------

------------ ----------- ------------ ------------------ ----------- -----------------

--------------------------------------------------------------------------------------

*If the form is filed by more than one reporting person, see instruction 4(b)(v). (Over)
                                         (Print or type responses)       SEC 2270 (7/96)


  TABLE II-- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

---------------------------------  ----------- ----------- -----------     --------------------   -----------------
1.  Title of  Derivative Security  2. Conver-  3. Trans-   4. Trans-       5. Number of Deriv-     6. Date Exer-
      (Instr. 3)                      sion or     action      action          ative Securities Ac-    cisable and
                                      Exercise    Date        Code            quired (A) or           Expiration
                                      Price of                (Instr. 8)      Disposed of             Date
                                      Deriv-    (Month/                       (D)
                                      ative     Day/                          (Instr. 3, 4 and 5)     (Month/Day/
                                      Security  Year)                                                 Year)


                                                                           --------- ----------   ------- ---------
                                                                           (A)        (D)         Date    Expira-
                                                                                                  Exer-   tion
                                                                                                  cisable Date

---------------------------------  ----------- ----------- -----------     --------- ----------   ------- ---------
$10 Convertible Preferred Stock    $3.0273      12/29/00        S                      40,000
---------------------------------  ----------- ----------- -----------     --------- ----------   ------- ---------
---------------------------------  ----------- ----------- -----------     --------- ----------   ------- ---------
---------------------------------  ----------- ----------- -----------     --------- ----------   ------- ---------
---------------------------------  ----------- ----------- -----------     --------- ----------   ------- ---------
---------------------------------  ----------- ----------- -----------     --------- ----------   ------- ---------
---------------------------------  ----------- ----------- -----------     --------- ----------   ------- ---------

-------------------------------  ------------ ----------- ------------   -----------------
 7. Title and Amount of          8. Price     9. Number   10. Owner       11.  Na-
 Underlying Securities              of           of Deriv-    ship             ture
 (Instr. 3 and 4)                   Deriv-       ative        Form             of In-
                                    ative        Secur-       of De-           direct
                                    Secur-       ties         rivative         Bene-
                                    ity          Bene-        Secu-            ficial
                                    (Instr. 5)   ficially     rity:            Own-
                                                 Owned        Direct           ership
-------------------------------                  at End       (D) or           (Instr. 4)
    Title      Amount or                         of           Indi-
               Number of                         Month        rect(I)
               Shares                            (Instr. 4)   (Instr. 4)

-------------------------------   ----------- ----------- ------------   -----------------
common                            $0.0128
stock           132,128           per share    228,333        D
-------------------------------   ----------- ----------- ------------   -----------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

             /s/ Wilbur L. Ross, Jr.                     1/22/01
      -----------------------------------------------------------------
            **Signature of Reporting Person               Date

                 Wilbur L. Ross, Jr.


                                                                          Page 2
                                                                 SEC 2270 (7/96)